Exhibit 99.1

INVESTOR CONTACT	MEDIA CONTACT

Scott Wylie	Anna Del Rosario
Vice President – Investor Relations	Director – Corporate Communications
Altera Corporation	Altera Corporation
(408) 544-6996	(408) 544-7496
swylie@altera.com	anna.delrosario@altera.com

ALTERA REQUESTS ADDITIONAL NASDAQ EXTENSION AND

PROVIDES UPDATE ON STOCK OPTION REVIEW

San Jose, Calif., September 5, 2006 — Altera Corporation (Nasdaq: ALTR) today announced that it has filed a revised plan of compliance with the NASDAQ Listing Qualifications Panel, pursuant to which it requested an extension of time in which to complete and file its required periodic reports. The company has requested this extension through October 26, 2006 to file its Form 10-K/A for the period ended December 30, 2005, its Form 10-Q for the period ended March 31, 2006, and its Form 10-Q for the period ended June 30, 2006. The extension would allow continued listing of Altera’s securities on The NASDAQ Global Market pending the filing of the periodic reports on or before the extended deadline. However, there can be no assurance that the Panel will grant Altera’s extension request or that Altera will be in a position to meet any new deadlines established by the Panel.

As previously announced, the company’s board of directors has established a special committee of independent directors to review the company’s historical stock option practices and related accounting. The special committee is being assisted by independent legal counsel and outside accounting experts.

Although the special committee has not yet reached its final conclusions, it has preliminarily identified certain stock option grants issued from December 1996 through March 2001 where the grant date differed from the recorded measurement date. The company anticipates recording additional non-cash stock-based compensation charges of approximately $18 million, pre-tax, in connection with these stock option grants.

Altera’s request for an extension from the NASDAQ Listing Qualifications Panel arises primarily out of the special committee’s need for additional time to complete its review concerning additional stock-based compensation charges arising from the modification of certain employees’ stock option agreements in connection with the termination of their employment. Based on the preliminary work on this issue completed by management, which the special committee has not analyzed to date, the company anticipates recording additional non-cash stock-based compensation charges of approximately $20 - $30 million, pre-tax.

The company is in the process of evaluating the tax impact of the aforementioned adjustments, including additional tax provisions primarily related to limitations on deductibility for certain executive compensation. The estimated aggregate pre-tax charge of $38—$48 million will result in a restatement of the company’s previously issued financial statements. Based on the information presently available, the company does not anticipate that the restatement will result in a material charge to the statement of operations for its fiscal year ended 2005. The company does not expect that the anticipated restatement will have any impact on the company’s historical revenue.

Forward-Looking Statements

This press release contains forward-looking statements concerning Altera’s request for a further extension of time to regain compliance from the NASDAQ Listing Qualifications Panel, the preliminary results of the special committee’s review of the company’s historical option practices, management’s preliminary conclusions regarding (i) the amount and timing of non-cash stock-based compensation charges, and (ii) recording of the tax effect including tax provisions primarily related to limitations on deductibility for certain executive compensation. Investors are cautioned that all forward-looking statements in this release involve risks and uncertainties that may cause actual results to differ from those currently anticipated, including, without limitation, the Panel’s response to Altera’s request for a further extension, the final results of the special committee’s review, inaccuracies in management’s preliminary conclusions regarding the above-mentioned tax and accounting matters and other risks discussed in the company’s Form 10-K filed with the Securities and Exchange Commission on March 14, 2006. Copies of Altera’s SEC filings are posted on the company’s web site and are available from the company without charge. Forward-looking statements are made as of the date of this release, and, except as required by law, the company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

About Altera

Altera’s programmable solutions enable system and semiconductor companies to rapidly and cost-effectively innovate, differentiate and win in their markets. Find out more at www.altera.com.

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Altera, The Programmable Solutions Company, the stylized Altera logo, specific device designations and all other words that are identified as trademarks and/or service marks are, unless noted otherwise, the trademarks and service marks of Altera Corporation in the U.S. and other countries.